Registration Statement No. 333-184193
Dated November 6, 2014; Rule 433
Relating to Pricing Supplement No. 2267
 Dated November 6, 2014

3 YEAR FLOATING RATE NOTES DUE 2017 GLOBAL NOTES, SERIES A

Terms and Conditions Thursday, November 6, 2014

Final Terms of the Notes
Issuer                     : Deutsche Bank AG (London Branch)
Issuer Rating              : A Negative (SandP), A3 Negative (Moody's), A+ Negative (Fitch)
Form of Debt               : Senior, unsecured
Lead Manager               : Deutsche Bank Securities
Nominal Amount             : USD 500,000,000
                               The Notes offered hereby constitute a further issuance of, and will be consolidated with, the USD 1,000,000,000 aggregate principal amount of 3 Year Floating Rate Notes Due
                               2017 issued by us on February 13, 2014. The Notes offered hereby will have the same
                               ISIN and CUSIP numbers as the previously issued 3 Year Floating Rate Notes Due
                               2017 and will trade interchangeably with the previously issued 3 Year Floating Rate
                               Notes Due 2017 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $1,500,000,000.
Trade Date                 : 6 November 2014
Issue Date                 : 12 November 2014
Maturity Date              : 13 February 2017
Coupon                     : 3-month USD Libor plus 0.61%
Re-offer Price             : 100.272%
Fees                           0.06%
All-in Price                   100.212%, plus accrued interest
Aggregate Accrued Interest     USD 1,066,469.44 (91 days)
Interest Accrual Date          August 13, 2014
Day Count Basis            : Actual/360, adjusted modified following
Payment Dates              : Quarterly in arrears, payable 13 February, 13 May, 13 August and 13 November of each year, commencing 13 May 2014
Early Redemption           : None
Redemption                 : 100.00%
Business Days              : New York
Listing                    : None
Denominations              : USD 1,000
ISIN                       : US25152RVQ37
CUSIP                      : 25152RVQ3
Settlement                 : DTC and Euroclear/Clearstream
Calculation Agent          : Deutsche Bank AG, London
Documentation              : SEC Registered

[] Prospectus supplement dated September 28, 2012:
http ://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
1.pdf

[] Prospectus dated September 28, 2012:
http ://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
1.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this amended term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this amended term sheet if you so request by calling toll-free 1-800-503-4611.